EXHIBIT 23.1

                          CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-11428) pertaining to the AMVESCAP 401(k) Plan of our report dated May 23, 2003, with respect to the financial statements and schedule of the AMVESCAP 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.


                                                 /s/ Ernst & Young LLP


June 18, 2003
Atlanta, Georgia

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                                                                    EXHIBIT 23.2

                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

         Arthur Andersen LLP ("Arthur Andersen") issued an audit report in connection with the Plan's annual report on Form 11-K for the fiscal year ended December 31, 2001 (the "2001 Audit Report"). AMVESCAP PLC (the "Company") dismissed Arthur Andersen as its independent auditors and engaged Ernst & Young LLP in 2002. On August 31, 2002, Arthur Andersen ceased practicing before the SEC, and all personnel responsible for auditing the Plan's financial statements have left the firm. As a result, after reasonable efforts, the Plan has been unable to obtain Arthur Andersen's written consent to the incorporation by reference of the 2001 Audit Report into the Company's previously filed registration statement on Form S-8, File No. 333-11428. Under these circumstances, Rule 437a under the Securities Act of 1933 (the "Securities Act") permits the Plan to file this annual report on Form 11-K without the written consent of Arthur Andersen as required by Section 7 of the Securities Act. Accordingly, you will not be able to sue Arthur Andersen pursuant to Section 11(a)(4) of the Securities Act, and your right of recovery under that section may be limited as a result of the lack of consent.